Exhibit (a)(29)
For Immediate Release

Indústrias Romi S.A. Avenida Pérola Byington, 56 13453-900 Santa Bárbara d’Oeste—SP—BRASIL Telefone: 55 (19) 3455-9000—Fax: 55 (19) 3455-2499
ROMI COMMENTS ON CONDITIONS TO EXPIRED TENDER OFFER FOR HARDINGE
SANTA BARBARA D’OESTE, Brazil, July 15, 2010 — Indústrias Romi S.A. (Bovespa: ROMI3) (“Romi”), a leading global manufacturer of machine tools, today stated that, as previously announced, Romi’s tender offer to acquire all of the outstanding shares of Hardinge Inc. (NASDAQ: HDNG) (“Hardinge”) expired at 5:00 p.m., New York City time, on July 14, 2010. At such time, a total of 5,726,020 shares, representing over 49.3% of Hardinge’s outstanding shares, had been validly tendered and not withdrawn.
Romi notes that certain conditions to the offer, including the condition requiring that two-thirds of the total outstanding shares of Hardinge be validly tendered and not withdrawn, were not satisfied at the expiration of the offer and Romi did not waive these conditions or extend the offer. No shares of Hardinge were therefore purchased pursuant to the offer, and all shares of Hardinge previously tendered and not withdrawn will be returned promptly.
HSBC Securities (USA) Inc. is acting as financial advisor and Shearman & Sterling LLP is acting as legal advisor to Romi.
About Romi
Indústrias Romi S.A. (Bovespa: ROMI3), founded in 1930, is the market leader in the Brazilian machinery and equipment industry. The company is listed in the “Novo Mercado” category, which is reserved for companies with the highest degree of corporate governance on the Bovespa. The company manufactures machine tools, mainly lathes and machining centers, plastic injection and blow molding machines for thermoplastics and parts made of grey, nodular or vermicular cast iron, which are supplied rough or machined. The company’s products and services are sold globally and used by a variety of industries, such as the automotive, general consumer goods and industrial and agricultural machinery and equipment industries.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including the tender offer for Hardinge, are forward-looking statements within the meaning of the U.S. federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements include our ongoing business strategies and prospects. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Media Contact
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel / Tim Lynch: (212) 355-4449
Investor Contact
Innisfree M&A Incorporated
Alan Miller / Jennifer Shotwell / Scott Winter: (212) 750-5833
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